WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, NY 10010

EXHIBIT 10.5

Via e-mail

Felicia DellaFortuna

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Dear Felicia,

I am pleased to confirm our offer of employment to you for the position of Chief Financial Officer, reporting to the Chief Executive Officer of WW International, Inc. (the “Company”).

The details of your initial compensation and benefits are set forth below:

1.
Title. Chief Financial Officer
2.
Hire Date. January 1, 2025
3.
Work Location. California USA (Remote Employee)
4.
Base Salary. You will receive an annualized base salary of $500,000 gross, less all lawful withholdings and deductions, to be paid bi-weekly, every other Thursday. This shall be an exempt position, and you will therefore not be eligible for overtime.
5.
Sign-On Bonus. You will receive a one-time sign-on bonus of $175,000 (less lawful deductions), payable in the first pay period following 30 days of employment. If you voluntarily resign without Good Reason or are terminated for Cause within a year of your Hire Date, you will be responsible to repay to the Company a prorated amount of the sign-on bonus, less lawful deductions on such prorated amount. For purposes of this offer letter, “Cause” shall be the definition used in the Company’s formal stock-based incentive compensation plan documents. For purposes of this offer letter, “Good Reason” means the occurrence of any of the following without your consent: (i) material diminution in your responsibilities, authorities, or duties; or (ii) reduction in your base salary or bonus target percentage, provided however “Good Reason” will not exist unless you have first provided written notice to the Company of the occurrence of one or both of the conditions under clauses (i) and (ii), above, within 30 days of the condition’s occurrence, and such condition(s) is (are) not fully remedied within 30 days after the Company’s receipt of written notice from you.
6.
Performance Bonus. Commencing in 2025, you will be eligible to earn an annual bonus in accordance with the terms and conditions of the Company’s bonus plan, which will be paid by the end of April of the following calendar year. Under the current plan, the bonus target for this position will be 50% of your Base Salary (100% of which shall be based on the Company’s overall performance), which can be over- or underachieved depending on performance, with performance targets to be established by the end of

March 2025. In order to be eligible to earn any bonus, you must be an active employee on the date of payment.

Further, you and the Company agree to negotiate in good faith the creation of an additional 2025 cash bonus plan applicable only to the CFO (the “Supplemental Plan”) and payable upon the achievement of certain to be agreed upon performance conditions. The parties will use their reasonable best efforts to finalize the Supplemental Plan within 90 days of the Hire Date. The Supplemental Plan bonus will be paid by the end of April 2026.
7.
Annual Equity Program. Commencing in 2025, you will be eligible to participate in the Company’s annual stock-based Long Term Incentive (LTI) compensation plan, in accordance with the terms and conditions of such program, as amended from time to time. Your position will have an annual target grant amount of 100% of your Base Salary, with the first grant being in May 2025, and your first vesting date for RSUs granted thereunder being the first anniversary of your Hire Date. All annual equity awards are subject to your continued employment with the Company, and shall be governed by the Company’s stock-based LTI incentive compensation plan documents and relative agreements, as well as any additional terms and conditions as determined by the Company’s Compensation Committee at its sole discretion. The Company’s stock-based LTI compensation plan may be modified or terminated at any time.
8.
Continuity Agreement. Subject to the approval of the Company’s Board of Directors, you will be eligible to enter into a continuity agreement (the “Continuity Agreement”) with the Company, which shall remain in effect for as long as you remain in the role of Chief Financial Officer. For the avoidance of doubt, in no event shall your Continuity Agreement be deemed a benefit plan. You hereby agree that any consideration payable to you, or obligation to provide benefits to you, pursuant to the Continuity Agreement shall be offset in full by any amounts payable or benefits provided to you pursuant to either: (a) this offer letter (including but not limited to the severance benefits described in Section 8, below) ; (b) any other agreement between you and the Company providing for the same or similar type of benefits set forth in the Continuity Agreement; (c) any plan, program or arrangement of the Company providing the same or similar type of benefits set forth in the Continuity Agreement; or (d) any statute, regulation or local law in any applicable jurisdiction (collectively, the “Other Arrangements”). Any payment or benefit paid or provided to you pursuant to any Other Arrangement shall offset, and be counted against, any payment or benefit to be provided under the Continuity Agreement. Any payments or benefits paid under the Continuity Agreement shall supersede and negate any obligations under any Other Arrangement, which will be deemed to have been satisfied in full by the payments and/or benefits provided under the Continuity Agreement.
9.
Severance. Subject to the terms and conditions set forth below, in the event the Company terminates your employment for reasons other than for Cause or you resign for Good Reason, and provided you execute a general release of all potential claims in a form acceptable to the Company, the Company shall: (a) continue to pay you twelve (12) months of your base salary at the time of your termination via salary continuation, (b) an amount equal to your target annual performance bonus at the time of your termination payable in equal installments over the period of your salary continuation: ; (c) pay for the employer contribution portion of your continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for twelve (12) months following your date of termination (“COBRA Coverage”), provided you elect to receive such coverage and comply with all of your obligations in connection with same; and (d) if applicable, pay you any unpaid annual bonus from the previous calendar bonus year. For purposes of this offer letter, “Cause” shall be the definition used in the Company’s formal stock-based incentive compensation plan documents.
10.
Legal Fees. The Company will pay or reimburse you for the reasonable cost of attorney’s fees incurred in connection with the negotiation of this letter agreement, such fees not to exceed $10,000 in the aggregate, within 30 days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees (with recognition that such documentation will include attorney time, but not the details of services).
11.
Paid Time Off Policy. You will be entitled to a minimum of 25 days of vacation and company holidays (subject to local practices).
12.
Health Care, Dental and Vision Plan. Coverage is available under the current plan in accordance with the terms of the official plan documents. Coverage is effective from your Hire Date should you elect coverage.
13.
WW 401(k) Savings Plan. You will be eligible to participate in the WW Savings Plan in accordance with the terms of the official plan documents.
14.
Life Insurance. You will be eligible for life insurance in accordance with the Company’s policies and official plan documents. Currently, you will be eligible for life insurance at two times your annual salary, up to a maximum of $1,000,000, plus optional coverage available at your expense.
15.
Wellbeing Allowance. You will be reimbursed up to $1,000.00 towards approved wellbeing expenses. You will be eligible for this allowance three months after your Hire Date, and on an annual basis thereafter.
16.
Confidentiality, Assignment of Work Product, and Nonsolicitation Agreement. You will be required to sign the Company’s standard Confidentiality, Assignment of Work Product, and Nonsolicitation Agreement (“Confidentiality Agreement”), which will be provided under separate cover, as a condition of this employment offer and the effectiveness of this offer letter.

17.
Arbitration Agreement. You will be required to sign the Company’s standard Arbitration Agreement, which will be provided under separate cover, as a condition of this employment offer and the effectiveness of this offer letter, subject to any modifications mutually agreed upon by the parties.
18.
“At-Will” Employment. You understand and agree that your employment with the Company shall be “at-will” at all times. This means that either you or the Company may terminate your employment relationship at any time for any reason, with or without notice, provided that you and we agree to provide thirty days notice of termination of employment other than termination for Cause or resignation for Good Reason. Nothing stated in this offer letter, or in the other agreements referenced above, shall be construed to guarantee your employment with the Company for any specific period of time.
19.
Governing Law. This offer letter shall be governed by, and conformed in accordance with, the laws of the State of California without regard to its conflict or choice of law provisions.
20.
Entire Agreement. This offer letter, along with the above-referenced Confidentiality Agreement, Arbitration Agreement, and Continuity Agreement which are hereby incorporated by reference, shall supersede all prior agreements between you and the Company. To the extent the terms of this offer letter differ in any way from any such prior agreement, the terms of this offer letter shall control. By signing this offer letter, you agree that you are not relying upon any promises, representations, negotiations, or discussions except as specifically set forth in this offer letter.

Please note that this offer of employment is contingent upon: (1) Satisfactory results of your background check. You will receive a separate email regarding instructions for the completion of the background check process, (2) Your review and acceptance of the Confidentiality Agreement, and (3) Your review and acceptance of the Arbitration Agreement, subject to any modifications mutually agreed upon by the parties.

To indicate your acceptance of this offer letter, please sign and date in the spaces indicated.

Congratulations and welcome to the WW team!

Sincerely,

/s/ Tiffany Stevenson
Tiffany Stevenson
Chief Engagement Officer
WW International, Inc.

/s/ Felicia DellaFortuna
Felicia DellaFortuna

11/26/2024
Date